Exhibit 10.1
April 16, 2025
S. Tanjga
New York, New York
Dear Serge:
On behalf of everyone at Appian, I am pleased to offer you employment in the position of Chief Financial Officer, reporting to Matt Calkins, with a start date of May 27, 2025. Your starting annual compensation will be $750,000 less applicable taxes and withholdings. Employees are paid on a semi-monthly basis in accordance with Appian’s normal payroll procedure. This position is considered an exempt level position for the purposes of federal wage-hour law. As the Chief Financial Officer, you will be eligible for an annual bonus up to $450,000 based on general executive bonus criteria or as may be specifically established for you in discussions with Matt Calkins. Your annual bonus will start in 2025 and be paid prior to March 15 of the year following the calendar year for which the bonus was earned.
Subject to approval by Appian's Board of Directors at the time of grant, you will receive the following equity grants:
•A one-time sign-on grant of Restricted Stock Units with a value of $5,000,000.00 USD, subject to a four (4) year vesting period, vesting at 25% per year.
•A recurring annual grant of Restricted Stock Units with a value of $1,500,000.00 USD each year you are with the company.
•A recurring annual grant of Performance Stock Units with a value of $1,500,000.00 USD each year you are with the company. The units will be granted based on a performance measure aligned with our combined revenue growth and margin targets, as detailed in Appendix A. The calculation of the granted Performance Stock Units will be made annually, after the close of the calendar year, and awarded at the next meeting of the Appian Board of Directors thereafter.
The actual number of stock units granted will be calculated and granted based on the closing stock price at the first eligible quarterly Board meeting following your start and anniversary dates. Each Recurring Grant will be subject to a four (4) year vesting period, vesting at 25% per year. Unlike Restricted Stock Units, Performance Stock Units vest the first 25% immediately upon grant, and 25% each year thereafter.
As Chief Financial Officer, you will be a Section 16 officer and subject to the requirements related to named executive officers under NASDAQ and SEC rules. This will require you to comply with a number of disclosure regimes related to your personal stock holdings and business affiliations. Compliance with these rules and regulations is an integral component of your employment with Appian.
A full complement of benefits will be offered including medical insurance, dental insurance, vision insurance, life and AD&D insurance, long and short-term disability insurance, flexible spending accounts, and the opportunity to participate in our 401(k) plan (Traditional and/or Roth).
Finally, Appian offers employees flexible leave with no set maximum number of vacation days and a medical leave program that allows employees to take sick leave when they need it, up to 14 consecutive days. After 14 consecutive days, Appian provides employees with short-term and long-term disability insurance.
Appian reserves the right to conduct a background investigation and/or reference check on all of its potential employees. Your offer of employment is contingent upon satisfactory completion of such background investigation and/or reference check, if any, in the sole discretion of the Company. All such background investigations and/or reference checks shall be conducted in accordance with applicable state and federal laws.
In accepting this offer, you agree that you shall not: (1) breach any agreement to keep in confidence any confidential, proprietary, and/or trade secret information, knowledge, or data acquired by you prior to your employment with Appian; or (2) disclose to Appian, or induce Appian to possess knowledge of or use, any confidential, proprietary, and/or trade secret information belonging to any previous employer or any other third party. You further represent and affirm that you have not, and will not, bring to Appian any confidential, proprietary, and/or trade secret information of any previous employer or any other third party. You also agree that prior to your employment with Appian, you will undertake a careful search (including searches of your computer, cell phone, electronic devices, and documents), and will return all property and confidential, proprietary, and/or trade secret information belonging to all prior employers.
Upon commencing your employment, you will be required to sign the Appian Employment Agreement. While we hope you will enjoy a long and rewarding career with Appian, employment with Appian is at-will, which means either you or Appian may terminate the employment relationship at any time, with or without cause. In accepting this offer of employment, you acknowledge that you have not relied on any statement made by Appian or any of its employees or representatives with regard to the terms of your employment unless such representation is specifically included in this written offer.
In the event that Appian has a change of control, and immediately prior to or within six months after the change of control you are terminated without cause or resign for Good Reason (as defined in the attached Employment Agreement), you will receive a payment equal to six months’ current salary, payment of benefits for a period of six months, and an acceleration of any outstanding unvested equity.
Appian is a fast-growing company, where dedication to clients is paramount, intellectual leadership is prized, and individual initiative rewarded. We all sincerely hope that you will accept this offer of employment. Should you have any questions or concerns, please contact Susan Charnaux, Chief People Officer, to discuss your offer at 1-202-834-0028 or by email at susan.charnaux@appian.com.
This offer expires and is not binding on Appian if you have not executed it prior to 5 p.m. Eastern Time on April 17, 2025.
Sincerely,
/s/ Susan Charnaux
Susan Charnaux
Chief People Officer
I, S. Tanjga, hereby accept Appian Corporation’s offer of employment made on April 16, 2025.

/s/ Srdjan Tanjga
Signature – S. Tanjga

Acceptance Date: April 17, 2025